Exhibit 10.86

SECOND OMNIBUS AMENDMENT AGREEMENT

THIS SECOND OMNIBUS AMENDMENT AGREEMENT, dated as of March 13, 2009 (this “Amendment”), is by and among BRAD FOOTE GEAR WORKS, INC. (f/k/a BFG Acquisition Corp.), an Illinois corporation (the “Borrower”), 1309 SOUTH CICERO AVENUE, LLC, a Delaware limited liability company (“1309”), 5100 NEVILLE ROAD, LLC, a Delaware limited liability company (“5100” and, together with 1309, the “Subsidiaries”) and BANK OF AMERICA, N.A., (f/k/a LaSalle Bank National Association, f/k/a LaSalle National Bank, f/k/a LaSalle Bank N.I.) (the “Lender”).

WHEREAS, the Borrower is party to (i) that certain Loan and Security Agreement, dated as of January 17, 1997 (as amended to date, the “Loan Agreement”; capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in (or by reference in) the Loan Agreement ), by and between the Borrower and the Lender, (ii) that certain Amended and Restated Renewal Revolving Note, dated as of December 9, 2008 (as amended or otherwise modified from time to time, the “Revolving Note”) in favor of the Lender, (iii) that certain Consolidated Term Note, dated as of February 1, 2006 (as amended or otherwise modified from time to time, the “Term Note”) in favor of the Lender, (iv) that certain Amended and Restated Equipment Line Note, dated as of November 10, 2006 (as amended or otherwise modified from time to time, the “Equipment Note”) in favor of the Lender and (v) that certain Equipment Line Note, dated as of June 30, 2007 (as amended or otherwise modified from time to time, the “Equipment Note No. 2”) in favor of the Lender;

WHEREAS, the Subsidiaries are party to that certain Term Note, dated as of January 31, 2008 (as amended or otherwise modified from time to time, the “Subsidiary Note”) and the Borrower has guaranteed the obligations of the Subsidiary Note pursuant to that certain Unconditional Guaranty, dated as of January 31, 2008 (as amended or otherwise modified from time to time, the “Subsidiary Guaranty”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree to amend the above referenced documents as follows:

SECTION 1.                                AMENDMENTS TO LOAN AGREEMENT.  Effective as of the Amendment Effective Date (as hereinafter defined), the Loan Agreement shall be amended as follows:

1.1                                 Section 1.1 of the Loan Agreement shall be amended as follows:

(a)                                  The following definition of “Intercompany Trade Payable” shall be added in the appropriate alphabetical order:

“Intercompany Trade Payable” shall mean any trade debt incurred in the ordinary course of business owing by the Borrower to any Affiliate of the Borrower or by any Affiliate of the Borrower to the Borrower.”

(b)                                 The definition of “Intercompany Debt” shall be amended by deleting the current definition and replacing the same in its entirety as follows:

“Intercompany Debt” shall mean all indebtedness owed by the Borrower to Affiliates.”

(c)                                  The definition of “Subordinated Debt” shall be amended to delete the parenthetical therein in its entirety.

(d)                                 The definitions of “Borrowing Base”, “Borrowing Base Certificate”, “Cash Flow Coverage”, “Cash Interest Expense”, “Commitment Amount”, “Disbursement Date”, “Eligible Accounts”, “Eligible Inventory”, “EBIT”, “Equipment Lease”, “Leased Equipment”, “Reserve”, “Reserve Elimination Date”, “Seller/Bank Intercreditor Agreement”, “Seller Note”, “Security Agreement-Leased Equipment”, “Tangible Net Worth” and “Termination Date” and all references to such terms contained in the Loan Agreement shall be deleted in their entireties.

1.2                                 Section 2.1 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“Revolving Credit Commitment.  The Revolving Credit Commitment is terminated and the Lender shall have no obligation to make additional Revolving Loans to the Borrower and the Borrower shall not request additional Revolving Loans to be made.”

1.3                                 Sections 2.2, 2.6, 2.6A, 2.6A.1, 2.7, 2.8, 2.9 (including the paragraphs appearing after the heading “2.9” and before Section 3), 3.2, 13.2, 13.2A and 13.3 of the Loan Agreement shall be deleted in their entirety and replaced with the following:

“[Intentionally Deleted]”.

1.4                                 Section 2.3 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“The Revolving Loan shall be evidenced by an amended and restated renewal revolving note, executed by the Borrower, dated December 9, 2008 and in the principal sum of Seven Million and 00/100 ($7,000,000.00) Dollars (together with any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, hereafter, the “Revolving Note”).  The aggregate unpaid principal amount of the Revolving Note as of March 13, 2009, after giving effect to the paydown of principal on such date, is $2,500,000.  The Revolving Note shall be payable to the order of the Lender in successive monthly installments of principal in the sum of $113,637.00, which shall be due and payable on the last Business Day of each month commencing April 2009.

Interest on the Revolving Note shall be payable at the times, in the manner, and at the applicable rates set forth in the Revolving Note. Interest on the Revolving Note shall be calculated on the basis of a 360-day year for the actual number of days the principal is outstanding.  In addition, a late charge equal to five percent (5%) of each late payment may be charged on any payment not received by the Lender within five (5) calendar days after the payment due date, but acceptance of payment of this charge shall not waive any Default or Event of Default.”

1.5                                 Section 3 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“The Lender has previously made the following loans to Borrower:  (i) a consolidated term loan in the principal sum of $6,096,791.00 evidenced by Borrower’s amended and restated consolidated term note dated April 29, 2004 in said principal sum, payable to the order of Lender in installments of principal plus interest as therein described, and (ii) a $3,000,000.00 non-revolving equipment line of credit loan with term conversion evidenced by Borrower’s amended and restated equipment line note dated November 15, 2004 payable to the order of Lender in installments of principal plus interest as therein described, and (iii) a $1,500,000.00 non-revolving equipment line of credit loan with term conversion evidenced by Borrower’s equipment line note dated June 15, 2005 payable to the order of Lender in installments of principal plus interest as therein described.  Lender consolidated the outstanding principal balances of such loans into one consolidated term loan in the amount of $7,899,332.98 and extended such loan (hereafter, such consolidated and extended loan, together with any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, hereafter called the “Term Loan”).  The Term Loan is evidenced by a consolidated term note dated February 1, 2006 executed by Borrower, in the principal sum of Seven Million Eight Hundred Ninety Nine Thousand Three Hundred Thirty Two and 98/100 ($7,899,332.98) Dollars (such note, together with any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, hereafter called the (“Term Note”), payable to the order of the Lender in successive monthly installments of principal in the sum of $131,655.55 each, by a final payment of the entire unpaid principal balance and accrued interest due on January 31, 2011.  Interest on the Term Note is payable at the times, in the manner, and at the applicable rates set forth in the Term Note.  Interest on the Term Note is calculated on the basis of a 360-day year for the actual number of days the principal is outstanding.”

1.6                                 (a)  Section 3A of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“The Lender extended to the Borrower a non-revolving equipment line of credit (such loan, together with any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the “Equipment Loan”). The Equipment Loan is evidenced by an amended and restated equipment line note dated November 10, 2006 executed by Borrower, in the principal sum of Eleven Million and 00/100 ($11,000,000.00) Dollars (such note, together with any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the “Equipment Note”).  The Equipment Note is payable to the order of the Lender in installments of principal and interest, calculated at the applicable rate set forth in the Equipment Note, the terms of which are incorporated herein by reference.”

(b)                                 There shall be only one Section 3A of the Loan Agreement to read as stated above, and any additional Section 3A that may have been added by a prior amendment is hereby deleted in its entirety.

1.7                                 (a)  Section 3B of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“The Lender extended to the Borrower a non-revolving equipment line of credit (such loan, together with any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the “Equipment Loan No. 2”). The Equipment Loan No. 2 is evidenced by an equipment line note dated June 30, 2007 executed by Borrower, in the principal sum of Nine Million and 00/100 ($9,000,000.00) Dollars (such note, together with any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the “Equipment Note No. 2”).  The Equipment Note No. 2 is payable to the order of the Lender in installments of principal and interest, calculated at the applicable rate set forth in the Equipment Note No. 2, the terms of which are incorporated herein by reference.”

(b)                             There shall be only one Section 3B of the Loan Agreement to read as stated above, and any additional Section 3B that may have been added by a prior amendment is hereby deleted in its entirety.

1.8                                 Section 8.2 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“Borrower shall keep accurate and complete records of its Accounts.  Borrower shall deliver to Lender upon demand, the original copy of all documents, including, without limitation, repayment histories, present status reports and shipment reports, relating to the Accounts and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request.”

1.9                                 Section 8.3 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“Borrower shall give Lender prompt written notice of any Accounts in excess of Twenty-Five Thousand and no/100 ($25,000.000) Dollars which are in dispute between any Account Debtor and Lender.”

1.10                           Section 9.4 of the Loan Agreement shall be amended by deleting the first sentence thereof in its entirety.

1.11                           Section 10 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“                                          As soon as available, but not later than February 15 of each year, Borrower shall deliver to the Lender preliminary, internally prepared, unaudited financial statements of Borrower and its Subsidiaries, containing the balance sheet of the Borrower and its

Subsidiaries as of the close of the prior fiscal year, statements of income and retained earnings and a statement of cash flows for the prior fiscal year; and such other comments and financial details as are usually included in similar reports.  Such financial statements shall be in form and reporting basis satisfactory to the Lender and be prepared in accordance with GAAP.

As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Parent and its Subsidiaries (hereafter, collectively “Broadwind”), Borrower shall deliver to the Lender annual financial statements of Broadwind, consisting of audited consolidated balance sheets, statements of income, cash flows and changes in shareholders’ equity and, unaudited consolidating balance sheets and statements of income, setting forth in comparative form the consolidated figures for the previous fiscal year; and such other comments and financial details as are usually included in similar reports.  Such financial statements shall (a) be prepared in accordance with GAAP by an independent certified public accounting firm selected by the Borrower and acceptable to the Lender (“Borrower’s Accounting Firm”) and (b) contain unqualified opinions as to the fairness of the statements therein contained.  Borrower shall also provide to the Lender any management letters that may accompany such statements.

As soon as available, but not later than forty-five (45) days after the end of each fiscal quarter, Borrower shall deliver to the Lender (i) internally prepared quarterly financial statements of Borrower, in form and content satisfactory to Lender, and (ii) a quarterly covenant compliance certificate, in form and content satisfactory to Lender (including a certificate by the chief executive or financial officer of Borrower containing a computation of, and showing compliance with, each of the financial covenants contained in Section 14.1 hereof).  The validity and accuracy of said financial statements shall be certified by the chief executive or financial officer of the Borrower, in a form satisfactory to the Lender.

As soon as available, not later than forty-five (45) days after the close of each of the first three fiscal quarters of each fiscal year of Broadwind, the Borrower shall deliver to the Lender a copy of the unaudited consolidated balance sheet of Broadwind, as of the close of such quarter and the related consolidated statements of income, cash flows and changes in shareholders’ equity for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated)  accompanied by the certification of the chief executive or financial officer of Broadwind that all such financial statements are complete and correct in all material respects and present fairly in accordance with GAAP (subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated) of Broadwind as at the end of such fiscal quarter.

As soon as available, but not later than fifteen (15) days after the end of each calendar month, Borrower shall deliver to the Lender (i) a monthly accounts receivable aging and a monthly accounts payable aging and (ii) internally prepared monthly financial statements of Borrower and Parent, in form and content satisfactory to Lender, which monthly statements shall include an income statement, balance sheet and cash flow statement.  The validity and accuracy of said financial statements shall be certified by the chief executive or financial officer of the Borrower, in a form satisfactory to the Lender.

As soon as available, but not later than the second (2nd) Business Day of each calendar week, Borrower shall deliver to the Lender a rolling 13-week cash flow forecast beginning with such week, that shall detail all sources and uses of cash on a weekly basis, shall report any variances from such report delivered in the prior week and shall report a comparison of actual cash flow versus the forecast in the prior week.

As soon as available, but not later than the second (2nd) Business Day after the end of every calendar quarter, Borrower shall deliver to the Lender an updated Schedule 10.1 setting forth the identified material accounting weaknesses of the Borrower and the Parent, including necessary steps to correct such issues, the timeframe to correct such issues and the Person responsible for each corrective step to correct such issues indicating the current status of the items listed thereon.

As soon as available, but not later than November 30 of each year, Borrower shall deliver to the Lender a business plan and projected annual budget for the following fiscal year, in each case in form and substance satisfactory to the Lender.

Borrower shall also promptly provide the Lender with such other information, financial or otherwise, concerning the Borrower or Parent, as the Lender may reasonably request from time to time.

The Lender shall make any and all audits and investigations which it deems reasonably necessary in connection with the Collateral.  For the purposes of this Agreement, the Lender shall have free and ready access at all times during normal business hours, upon reasonable advance oral or written notice (unless in the Lender’s reasonable judgment a rapid deterioration or loss to any Collateral is threatened, in which case no notice shall be given and access shall not be limited to normal business hours), to the books of account, records, papers and documents of Borrower.  Without limiting the generality of the foregoing, the Lender shall be entitled to conduct (i) two (2) annual field audits of the Borrower, (ii) one (1) annual equipment appraisal, (iii) one (1) annual real estate appraisal per Real Property or (iv) in each case, more frequent audits if deemed reasonably necessary by the Lender under the circumstances then existing, including, without limitation, at any time prior to the payment in full of all Indebtedness.  The Borrower shall reimburse the Lender for all reasonable costs and expenses incurred by Lender for such audits and, during the continuation of an Event of Default, there shall be no limit on the number of audits or appraisals.”

1.12                           Section 13.1(g) of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“No financing statement covering the Collateral or any part thereof, is on file in any public office (other than financing statements in favor of Lender and financing statements filed in connection with Permitted Liens).  The security interest in the

Collateral granted by Borrower to Lender is valid and enforceable and constitutes a first priority security interest therein subject to permitted Liens.  The security interest in the Pledged Stock granted by the Parent to Lender is valid and enforceable and constitutes a first priority security interest therein; and”

1.13                           Section 14.1 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“Borrower covenants to Lender and agrees that so long as any Indebtedness shall remain unpaid:

(a)                              No Distributions.  Borrower will make no distributions or dividends of any kind, including without limitation, any loans or advances to employees or officers, except as expressly permitted by Section 14.3(i) hereof.

(b)                                 Limitation on Intercompany Debt and Intercompany Trade Payables.

(i)                                     All Intercompany Debt as of March 13, 2009 is set forth on Part 1 of Schedule 14.1(b) hereto.  Upon the incurrence of any additional Intercompany Debt, the Borrower shall promptly, and in any event within five (5) Business Days provide an updated Schedule 14.1(b).  All Intercompany Debt shall be (A) subordinated to all present and future Indebtedness owed by the Borrower and/or the Guarantors to Lender in a manner satisfactory to the Lender and (B) evidenced by a promissory note or other instrument.

(ii)                              All Intercompany Trade Payables as of February 28, 2009 are set forth on Part 2 of Schedule 14.1(b) hereto.  At no time shall the aggregate amount of outstanding Intercompany Trade Payables exceed $350,000 (without giving any effect to offset).

(c)                                  Subordinated Debt Payments.  Borrower will not make any payments on Subordinated Debt or on Intercompany Debt, other than non-cash payments of interest booked as capitalized interest by the Parent and Borrower in respect of the Intercompany Debt owed to the Parent.

(d)                                 Senior Debt to EBITDA.  As of the end of each fiscal quarter set forth below, the Borrower shall maintain a ratio of Senior Debt to trailing twelve (12) month EBITDA of not greater than the ratio set forth below across from such period:

Period	Maximum Ratio

fiscal quarter ended March 31, 2009	3.0 to 1.0

fiscal quarter ended June 30, 2009	3.9 to 1.0

fiscal quarter ended September 30, 2009 and each fiscal quarter thereafter	3.0 to 1.0

(e)                                    Cash Flow Coverage.  As of the end of each fiscal quarter set forth below, the Borrower shall maintain a Cash Flow Coverage of not less than the ratio set forth below across from such period:

Period	Minimum Ratio

fiscal quarter ended March 31, 2009	1.25 to 1.0

fiscal quarter ended June 30, 2009	1.05 to 1.0

fiscal quarter ended September 30, 2009 and each fiscal quarter thereafter	1.25 to 1.0

(f)                                Minimum EBITDA.  As of the end of each calendar month set forth below, the Borrower shall maintain a minimum cumulative EBITDA commencing January 1 of each calendar year and ending on the last day of such calendar month of not less than the amount set forth below across from such month in any such calendar year.

Period	Minimum EBITDA

January	$1,046,000

February	$1,838,000

March	$2,571,000

April	$2,340,000

May	$3,312,000

June	$4,099,000

July	$4,940,000

August	$5,878,000

September	$6,982,000

October	$8,044,000

November	$8,835,000

December	$9,919,000

(g)                                 [Intentionally deleted.]

(h)                                 Capital Expenditure.  Borrower shall not make any Capital Expenditures, except with respect to (i) the Hofler Agreement, (ii) those Capital Expenditures set forth on Schedule 14.1(h) hereto and (iii) those made with equity contributions from the Parent.

The following definitions shall have the following meanings, including for purposes of the foregoing financial covenants:

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (b) any officer or director of such Person, and (c) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.  The term “Affiliate” shall include, without limitation, the Borrower’s parent company.

“Capital Expenditures” shall mean all expenditures (including capitalized lease obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Cash Flow Coverage” shall mean for any fiscal quarter (i) during calendar year 2009, the product of (A) cumulative EBITDA on a year to date basis as of the end of such fiscal quarter over (B) all scheduled payments of principal and interest on a year to date basis (excluding non-cash capitalized interest) as of the end of such fiscal quarter and (ii) during calendar year 2010 and thereafter, the product of trailing twelve (12) month EBITDA as of the end of such fiscal quarter over all scheduled payments of principal and interest on a trailing twelve (12) month basis (excluding non-cash capitalized interest) as of the end of such fiscal quarter; provided, however, that the paydown of principal of the Revolving Loan in connection with the Second Omnibus Amendment, dated as of March 13, 2009, shall not be counted for purposes of clauses (i)(B) or (ii)(B) above.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such lien at the time of determination); (f) the aggregate amount of all capitalized lease obligations of such Person; (g) all contingent liabilities of such Person, whether or not reflected on its balance sheet; (h) all hedging obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“EBITDA” shall mean, for any period, (a) the sum for such period of:  (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax), plus (iv) Depreciation and amortization expense, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (b) the sum for such period of (i) Unfinanced Capital Expenditures and (ii) income or loss attributable to equity in any Affiliate or Subsidiary, in each case to the extent included in determining Net Income for such period.

“Interest Charges” shall mean, for any period, the sum of:  (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of capitalized lease obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.

“Net Income” shall mean, with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding any extraordinary gains and any gains from discontinued operations.

“Senior Debt” shall mean all Debt of the Borrower excluding Subordinated Debt.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures that are financed solely from working capital of the Borrower and are not otherwise financed in whole or in part by any third party; notwithstanding the generality of the foregoing, for clarification, “Unfinanced Capital Expenditures” shall not include any Capital Expenditures financed directly by the Parent or with the proceeds of Intercompany Debt owed to the Parent or other equity contributions from the Parent.”

The financial covenants set forth hereinabove shall be computed on a consolidated basis in accordance with GAAP.”

1.14                           Section 14.2 of the Loan Agreement shall be amended by adding the following as a new clause (aa) thereto:

“(aa)  The Borrower shall continue to retain the High Ridge Partners or another consultant reasonably acceptable to the Lender.”

1.15                           Section 14 of the Loan Agreement shall be amended by adding the following as a new Section 14.4:

“The Borrower shall pay to the Lender an extension fee, which shall be fully earned on March 13, 2009, on the dates set forth below in the amount set forth from below across from such date:

Due Date	Installment Amount

April 30, 2009	$5,000

May 31, 2009	$5,000

June 30, 2009	$5,000

July 31, 2009	$5,000

August 31, 2009	$20,000

September 30, 2009	$20,000

October 31, 2009	$20,000

November 30, 2009	$20,000

December 31, 2009	$20,000	”

1.16                           Exhibit A to the Loan Agreement is hereby deleted in its entirety.

1.17                           Schedule 14.1(b) to this Amendment shall be added to the Loan Agreement as Schedule 14.1(b) thereto.

1.18                           Schedule 14.1(h) to this Amendment shall be added to the Loan Agreement as Schedule 14.1(h) thereto.

SECTION 2.                                AMENDMENTS TO NOTES.

2.1                                 Notwithstanding any other provision of any of the Notes to the contrary, the Borrower may not select to have the Notes bear interest at a fixed rate.

2.2                                 Notwithstanding any other provision of any of the Notes to the contrary, the Notes shall bear interest at a rate equal to the greater of (A) LIBOR plus five percent (5%) and (ii) six percent (6%); provided, that for the purposes of clause (ii) above, “LIBOR” shall be defined as the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits in an amount comparable to the relevant Loan (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

2.3                                 Notwithstanding any other provision of any of the Notes or the Loan Agreement to the contrary, the Borrower shall not incur and the Lender shall not charge any prepayment penalty.

2.4                                 Notwithstanding any other provision of the Revolving Note or the Loan Agreement to the contrary, the “Maturity Date” (as such term is defined in the Revolving Note) shall be January 15, 2011.

2.5                                 Notwithstanding any other provision of the Equipment Note or the Loan Agreement to the contrary, the “Maturity Date” (as such term is defined in the Equipment Note) shall be December 31, 2011.

2.6                                 Notwithstanding any other provision of the Equipment Note No. 2 or the Loan Agreement to the contrary, the “Maturity Date” (as such term is defined in the Equipment Note No. 2) shall be December 31, 2011

SECTION 3.                                AMENDMENTS TO SUBSIDIARY NOTE.

3.1                                 Notwithstanding any other provision of the Subsidiary Note to the contrary, the Subsidiary Note shall bear interest at a rate equal to the greater of (A) LIBOR plus five percent (5%) and (ii) six percent (6%); provided, that for the purposes of clause (ii) above, “LIBOR” shall be defined as the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits in an amount comparable to the relevant Loan (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

3.2                                 Notwithstanding any other provision of the Subsidiary Note or the Loan Agreement to the contrary, the “Maturity Date” (as such term is defined in the Subsidiary Note) shall be December 31, 2011.

SECTION 4.                                WAIVER.  The Lender hereby waives the Borrower’s violation of the financial covenants set forth in Sections 14.1(f) solely for the period ending December 31, 2008 and only to the extent that the Borrower had a minimum EBITDA of $9,500,000 for the twelve (12) months ending on such date; provided, however, such waiver is limited solely to such specific covenant violations for such periods and shall not waive, suspend or effect any other default by Borrower under the Loan Agreement, and the Lender expressly reserves all of its rights with respect to any such other default(s).

SECTION 5.                                CONDITIONS PRECEDENT.  This Amendment shall become effective on the date (the “Amendment Effective Date”) when the Lender shall have received the following:

5.1                                 Amendment.  This Amendment, duly executed by the parties hereto.

5.2                                 Resolutions.  A copy of the resolutions, in form and substance satisfactory to the Lender, of the Borrower and each Guarantor, as applicable, authorizing (i) the execution, delivery and performance of this Amendment, the Subsidiary Loan Documents and the other Loan Documents to which it is a party and (ii) the transactions contemplated under this Amendment, the Subsidiary Loan Documents and the other Loan Documents.

5.3                                 Organizational Documents.  A certificate of the secretary or assistant secretary of the Borrower and each Guarantor certifying that all of the organizational documents of the Borrower and each Guarantor remain in full force and effect on the Amendment Effective Date in form and substance as previously delivered to the Lender on January 15, 2009, without modification or supplement of any kind.

5.4                                 Incumbency.  A certificate of the secretary or assistant secretary of the Borrower and each Guarantor, certifying the names and true signatures of the officers authorized to sign this Amendment and the Reaffirmation.

5.5                                 Paydown.  Payment of a paydown of the principal of the Revolving Loan in an amount equal to $1,500,000, in immediately available funds, which shall not be available for re-borrowing; provided, that $500,000 of the paydown shall come as proceeds of new Intercompany Debt from Parent, on terms and conditions reasonably satisfactory to the Lender.

5.6                                 Reaffirmation.  A Reaffirmation, substantially in the form attached hereto as Exhibit A hereto, executed by the Parent, 1309 and 5100.

SECTION 6.                                REPRESENTATIONS AND WARRANTIES.  To induce the Lender to enter into this Amendment, the Borrower and each Guarantor hereby represents and warrants to the Lender as follows:

6.1                                 Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower and each Guarantor of this Amendment are within such party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, and do not

(a)                                  contravene such party’s organizational documents;

(b)                                 contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such party; or

(c)                                  result in, or require the creation or imposition of, any Lien on any of the Borrower’s or any Guarantors’ properties, other than the Permitted Liens.

6.2                                 Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Amendment.

6.3                                 Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of the Borrower and each Guarantor enforceable in accordance with its terms.

6.4                                 Event of Default.  No Event of Default shall occur as a result of, or after giving effect to, this Amendment.

6.5                                 Acknowledgements.  The Borrower and each of the Guarantors acknowledge that the amount of principal owing with respect to the Indebtedness arising under the Loan Agreement, the Subsidiary Loan Documents or the other Loan Documents as of date of this Agreement, after giving effect to the $1,500,000 paydown of principal of the Revolving Loan pursuant to Section 5.7 hereof, is $21,961,942.21.  Notwithstanding anything to the contrary in the Notes, the Subsidiary Notes, the Loan Agreement, the Loan Documents or the Subsidiary Loan Documents, the monthly required principal payment owing under each of the Notes and the Subsidiary Notes shall be as follows:

Note	Required Monthly Principal Payment

Revolving Note	$113,637.00

Term Note	$131,655.55

Equipment Note	$183,333.33

Equipment Note No. 2	$147,958.00

Subsidiary Note	$34,583.22

Such monthly principal payments will be made on the last Business Day of each month.  Any principal amount outstanding on the Maturity Date of any Note shall be due and payable on such Maturity Date.

Without in any manner limiting the generality of the release set forth in Section 7.4 hereof, the Borrower and the Guarantors hereby represent, warrant, covenant and agree that there exist no offsets, counterclaims or defenses to payment or performance of the obligations set forth in the Loan Agreement, the Subsidiary Loan Documents or the other Loan Documents and, in consideration hereof, expressly waive any and all such offsets, counterclaims and defenses arising out of any alleged acts, transactions or omissions on the part of the Lender arising (or otherwise relating to the period) on or prior to the Amendment Effective Date.

SECTION 7.                                MISCELLANEOUS.

7.1                                 Continuing Effectiveness, etc.  This Amendment shall be deemed to be an amendment to the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents, each of which shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect.  After the effectiveness of this Amendment in accordance with its terms, all references to the Loan Agreement, the Subsidiary Loan Documents and each Loan Document in the Loan Documents or the Subsidiary Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Loan Agreement or such other Loan Document or Subsidiary Loan Document as amended hereby.

7.2                                 Payment of Costs and Expenses.  The Borrower agrees to pay on demand all expenses of the Lender (including the fees and out-of-pocket expenses of counsel to the Lender) in connection with the drafting, negotiation, execution, delivery and effectiveness of this Amendment.

7.3                                 Mayer Brown Expenses.  Without limiting the generality of Section 7.2, the Borrower agrees to pay, within five (5) Business Days of receipt of an invoice, the fees and expenses of Mayer Brown LLP, counsel to the Lender, incurred in connection with the representation of the Lender in this matter.

7.4                                 General Credit Agreement Compliance.  All provisions of the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents (as expressly amended in Sections 1, 2 and 3) shall continue in full force and effect in accordance with the provisions thereof and the Borrower and the Guarantors reaffirm all their agreements under the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents.  The Borrower and the Guarantors shall comply with the provisions of their respective Loan Documents and Subsidiary Loan Documents, including, without limitation, the timely payment of all scheduled principal and interest payments.

7.5                                 Release and Covenant Not to Sue.  In consideration of the agreements and understandings in this Agreement, the Borrower and each Guarantor jointly and severally, for itself and on behalf of the Borrower’s Derivative/Successor Persons, hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally and forever releases, acquits and discharges each Lender Released Party from any Claim relating in any manner whatsoever to any of the Loan Documents, including any transaction contemplated thereby or undertaken in connection therewith, or otherwise to the Borrower’s or Guarantors’ credit relationship with the Lender, which relates or may relate in any manner whatsoever to any facts, known or unknown, in existence on or at any time prior to the Amendment Effective Date (each a “Borrower-Related Claim”).

The Borrower and each Guarantor hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely finally and forever covenants that it shall refrain, and further shall direct any Derivative/Successor Person to refrain, from commencing or otherwise prosecuting any action, suit or other proceeding of any kind, nature, character, or description, including in law or in equity, against any Lender Released Party on account of any Borrower-Related Claim.  Each Lender Released Party shall be entitled to enforce this covenant through specific performance.  In addition to any other liability which shall accrue upon the breach of this covenant, the breaching party (including, any Derivative/Successor Person of the Borrower or any Guarantor that commences or prosecutes any such action, suit or other proceeding) shall be liable to such Lender Released Party for all reasonable attorneys’ fees and costs incurred by such party in the defense of any such action, suit or other proceeding.

The following terms shall have the following definitions when used in this Section 7.5:

“Claims” shall mean, with respect to the Borrower and/or any Guarantor, any and all claims, counterclaims, actions, causes of action (including, any relating in any manner to any existing litigation or investigation), suits, obligations, controversies, defenses, debts, liens, contracts, agreements, covenants, promises, liabilities, damages, penalties, demands, threats, compensation, losses, costs, judgments, orders, interest, fee, or expense (including attorneys’ fees and expenses) or other similar items of any kind, type, nature, character or description, including, whether in law, equity or otherwise, whether now known or unknown, whether in contract or in tort, whether choate or inchoate, whether contingent or vested, whether liquidated or unliquidated, whether fixed or unfixed, whether matured or unmatured, whether suspected or unsuspected, and whether or not concealed, sealed or hidden, of any of the Borrowers and/or which may be asserted by the Borrower and/or any Guarantor, through the Borrower and/or any Guarantor or otherwise on the behalf of the Borrower and/or any Guarantor (including those which may be asserted on any derivative basis), which have existed at any time on or prior to the date hereof.

“Derivative/Successor Person” shall mean, with respect to the Borrower or any Guarantor, any person or other entity (including any former, current, or future employee, officer, agent, attorney, board member, shareholder, parent, subsidiary, partnership, joint venture, other affiliate, spouse, relative, heir, beneficiary, legal representative, creditor, successor or assign) that may assert or may attempt to assert any Claim by or otherwise belonging to the Borrower or any such Guarantor, through the Borrower or such Guarantor or otherwise on behalf of the Borrower or such Guarantor (including on any derivative basis).

“Lender Released Parties” shall mean the Lender and each of its former, current, and future subsidiaries, parents, partnerships, joint ventures, other affiliates, officers, directors, employees, attorneys, agents (including consultants), assigns, heirs, executors, administrators, predecessors, successors and assigns.

7.6                                 Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

7.7                                 Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

7.8                                 Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

7.9                                 Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (INCLUDING 735 ILCS SECTION 105/5-5), BUT OTHERWISE WITHOUT GIVING EFFECT TO ANY OF SUCH STATE’S CONFLICTS-OF-LAW PROVISIONS.

7.10                           Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have duly executed this Omnibus Amendment Agreement as of the date first set forth above.

BRAD FOOTE GEAR WORKS, INC.

By:	/s/ Ralph Placzek
Name:	Ralph Placzek
Title:	VP-Finance and Treasurer

1309 SOUTH CICERO AVENUE, LLC

By:	/s/ Ralph Placzek
Name:	Ralph Placzek
Title:	Authorized Signatory

5100 NEVILLE ROAD, LLC

By:	/s/ Ralph Placzek
Name:	Ralph Placzek
Title:	Authorized Signatory

Omnibus Amendment Signature Page

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BANK OF AMERICA, N.A., as Lender

By:	/s/ Sandra H. Bennett
Name:	Sandra H. Bennett
Title:	Senior Vice President

Omnibus Amendment Signature Page

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